Exhibit 99.1

STANDSTILL AND

STOCKHOLDER AGREEMENT

by and among

NOBLE INTERNATIONAL, LTD.,

ARCELOR S.A.,

and

ROBERT J. SKANDALARIS

August 31, 2007

STANDSTILL AND

STOCKHOLDER AGREEMENT

THIS STANDSTILL AND STOCKHOLDER AGREEMENT (this “Agreement”) is made as of August 31, 2007, by and among NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Company”), ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, an individual residing in Bloomfield Hills, Michigan (“Skandalaris”).

Recitals

A. Arcelor and the Company have entered into a Share Purchase Agreement, dated March 15, 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by the Company of the laser-welded blanks assets and certain related liabilities of Arcelor in exchange for cash, a subordinated promissory note and 9,375,000 shares of the common stock, par value $0.00067 per share, of the Company (“Company Common Stock”).

B. Skandalaris is an officer of the Company and a member of the Company’s board of directors and is the beneficial owner of approximately 15.5% of the outstanding Company Common Stock.

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company, Arcelor and Skandalaris desire to set forth certain agreements with respect to their future ownership and voting of Company Common Stock and other securities of the Company.

D. Execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Accordingly, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “13D Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d 1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such specified Person; provided, that for purposes of this Agreement, none of (i) Arcelor and its Affiliates, (ii) Skandalaris and his Affiliates or (iii) the Company and its Affiliates, shall be deemed to be “Affiliates” of any other of (i), (ii) or (iii); and provided, further, that no pension plan or profit sharing plan which has one or more independent trustees shall be deemed to be an “Affiliate” of Arcelor or Skandalaris.

(c) “Arcelor” shall have the meaning set forth in the preamble.

(d) “Arcelor Departing Designee” shall have the meaning set forth in Section 3.2.

(e) “Arcelor Designee” and “Arcelor Designees” shall have the meaning set forth in Section 3.2.

(f) “Arcelor Vacancy Designee” shall have the meaning set forth in Section 3.2.

(g) “Average Price” shall have the meaning set forth in Section 2.7.

(h) “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

(i) “Call Option” shall have the meaning set forth in Section 2.7.

(j) “Change in Control of the Company” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party as a result of which the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; (iii) a sale of all or substantially all the assets of the Company; (iv) a liquidation or dissolution of the Company; (v) the acquisition by any Competitor, or a 13D Group that includes a Competitor, of direct or indirect Beneficial Ownership of Voting Stock of the Company representing more than 25% of the Total Current Voting Power of the Company; or (vi) individuals who at the beginning of any calendar year constituted the Board of Directors of the Company, together with any new directors who were elected by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company who were either directors at the beginning of such calendar year or whose election or nomination for election was previously so approved (excluding any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses), cease for any reason to constitute a majority of the Board of Directors of the Company; provided that “Change in Control of the Company” shall not mean any Change in Control involving either Stockholder or an Affiliate of a Stockholder or a 13D Group of which a Stockholder or an Affiliate of a Stockholder is a member.

(k) “Company” shall have the meaning set forth in the preamble.

(l) “Company Common Stock” shall have the meaning set forth in the Recitals.

(m) “Competitor” shall mean (i) any Person (other than a Stockholder or an Affiliate thereof) that engages, directly or indirectly, in the business of producing steel products and (ii) any Affiliates of such a Person.

(n) “Control” or “Controlled by” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(o) “Counter Offer” shall have the meaning set forth in Section 2.5.

(p) “Counter Offer Period” shall have the meaning set forth in Section 2.5.

(q) “Disability” shall mean any physical or mental illness or injury that causes Skandalaris to be unable to substantially perform his normal duties as a director and chairman of the Board of Directors of the Company (i) for a period of 90 consecutive days or (ii) as determined by a competent physician chosen by the Company and reasonably acceptable to Arcelor.

(r) “Dofasco” shall mean Dofasco, Inc.

(s) “Equity Issuance” shall have the meaning set forth in Section 3.3.

(t) “European TBA Business” shall mean the European laser-welded blanks assets and related liabilities of Arcelor transferred to the Company pursuant to the Purchase Agreement.

(u) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(v) “Exercise Notice” shall have the meaning set forth in Section 2.5.

(w) “Immediate Family” shall mean spouse, parents, children (by blood, marriage or adoption), grandchildren, siblings, nephews, nieces or in-laws, or other descendants of any of the foregoing.

(x) “Independent Board Committee” shall have the meaning set forth in Section 3.2.

(y) “Independent Director” shall mean a director of the Company (i) who is not and has never been an officer or employee of the Company, of any Affiliate of the Company or of an entity that derived 10% or more of its revenues in its most recent fiscal year from transactions involving the Company or any Affiliate of the Company, (ii) who is not and has never been an officer or employee and is not currently a director of either Stockholder or any Affiliate of either Stockholder or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving either Stockholder or any Affiliate of either Stockholder, (iii) who has no compensation, consulting or contracting arrangement with the Company, either Stockholder or their respective Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of the Company or either Stockholder; provided, that the payment of standard directors fees and incentive compensation, if any, shall not disqualify a person from being an Independent Director; and (iv) shall satisfy all other requirements set forth in the definition of “independent director” under Rule 4200(a)(15) of The NASDAQ Stock Market LLC.

(z) “Market Sale Notice” shall have the meaning set forth in Section 2.5.

(aa) “Offeree” shall have the meaning set forth in Section 2.5.

(bb) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(cc) “Pro Forma EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the Company projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation; provided, that if any company or business is to be acquired by the Company with the proceeds of the debt issuance for which Pro Forma EBITDA is being calculated, then Pro Forma EBITDA shall include the earnings before interest, taxes, depreciation and amortization of such company or business projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation.

(dd) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(ee) “Put Option” shall have the meaning set forth in Section 2.7.

(ff) “Recipient” shall have the meaning set forth in Section 2.4.

(gg) “Response Notice” shall have the meaning set forth in Section 2.4(a)(ii).

(hh) “Rule 144” shall mean Rule 144 as promulgated under the Securities Exchange Act of 1934.

(ii) “SEC” shall mean the United States Securities and Exchange Commission.

(jj) “Seller” shall have the meaning set forth in Section 2.5.

(kk) “Shares” shall mean any shares of Voting Stock that are Beneficially Owned by a Stockholder and its Affiliates at the time in question.

(ll) “Skandalaris” shall have the meaning set forth in the preamble.

(mm) “Skandalaris Departing Designee” shall have the meaning set forth in Section 3.2.

(nn) “Skandalaris Designee” and “Skandalaris Designees” shall have the meaning set forth in Section 3.2.

(oo) “Skandalaris Transferees” shall have the meaning set forth in Section 2.7.

(pp) “Skandalaris Vacancy Designee” shall have the meaning set forth in Section 3.2.

(qq) “Stockholder” shall mean either Arcelor or Skandalaris.

(rr) “Strategic Matters” shall have the meaning set forth in Section 3.3(b).

(ss) “Tag-Along Right” shall have the meaning set forth in Section 2.8.

(tt) “Term” shall mean the period beginning on the date hereof and ending on the earlier to occur of (i) a Change in Control of the Company or (ii) the fifth anniversary of the date of this Agreement.

(uu) “Third Party Tender Offer” shall mean a bona fide public tender offer subject when first commenced to the provisions of Regulation 14D within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a Person or 13D Group (which is not made by and does not include any of the Company, any Stockholder or any Affiliate of any of them) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire more than 25% of the Total Current Voting Power of the Company.

(vv) “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(ww) “Transfer” shall have the meaning set forth in Section 2.3.

(xx) “Transfer Notice” shall have the meaning set forth in Section 2.4(a)(i).

(yy) “Transferor” shall have the meaning set forth in Section 2.4.

(zz) “Voting Stock” shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

1.2 Rules of Construction. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with United States generally accepted accounting principles, as in effect from time to time. The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

ARTICLE II

STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

2.1 Stockholder’s Standstill Obligations.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, acquire Beneficial Ownership of Voting Stock or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock other than (i) in the case of Arcelor and its Affiliates, the shares of Company Common Stock acquired by Arcelor pursuant to the Purchase Agreement plus any additional Shares acquired by Arcelor or its Affiliates from Skandalaris or with the prior written consent of Skandalaris; and (ii) in the case of Skandalaris and his Affiliates, the 2,190,623 shares of Company Common Stock held by Skandalaris, directly or indirectly, on the date hereof plus any additional Shares acquired by Skandalaris or his Affiliates from Arcelor or after the giving of prior written notice from Skandalaris to Arcelor.

(b) Until the second anniversary of the date hereof, each Stockholder shall promptly notify the other Stockholder and the Company if such Stockholder’s aggregate Beneficial Ownership of Voting Stock exceeds the aggregate Beneficial Ownership of Voting Stock specified in such Stockholder’s most recent prior notice to the Company under Section 2.1(a) (or if no such notice has yet been given, such Stockholder’s aggregate Beneficial Ownership of Voting Stock on the date of this Agreement) by more than 1% of the outstanding Voting Stock. Such notice shall specify the amount of Voting Stock Beneficially Owned by such Stockholder as of the date of the notice. This requirement may be satisfied by such Stockholder’s delivery to the other Stockholder and the Company of an amendment to any Schedule 13D filed by such Stockholder with respect to its Shares.

(c) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) solicit proxies with respect to any Voting Stock, nor (ii) become a “participant” in any “election contest” (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of one or more members of the Board of Directors of the Company. Neither a Stockholder nor any Affiliate of a Stockholder shall be deemed to be such a “participant” due solely to the fact that such Stockholder or one or more designees of such Stockholder sit on the Company’s Board of Directors.

(d) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) deposit any Voting Stock in a voting trust or (ii) except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock.

(e) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third party for the purpose of acquiring, holding, voting or disposing of Voting Stock or any securities of the Company which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock, including convertible securities, warrants, rights or options to purchase Voting Stock.

2.2 Company and Arcelor Standstill Obligations. Except as described in the Purchase Agreement or as otherwise provided in this Agreement, until the second anniversary of the date hereof, the Company and Arcelor will not, whether individually or as part of a “group” (as defined under the Exchange Act), directly or indirectly.

(a) acquire, offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of the other party or of its subsidiaries or any equity securities of the other party or of its subsidiaries, or Beneficial Ownership thereof except pursuant to a stock split, stock dividend or similar event not effected pursuant to a violation of this Section 2.2;

(b) make or in any way propose or participate in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person, other than the other party, with respect to the solicitation or voting of any equity security of the other party in opposition to any matter that has been recommended by the board of directors of the other party or in favor of any matter that has not been approved by such board or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the other party;

(c) form, be a member of, join or encourage the formation of any group (as so defined) with respect to any equity security of the other party or the acquisition of any assets of the other party;

(d) deposit any equity security of the other party into a voting trust or subject any such security to any arrangement or agreement with respect to the voting thereof that would cause it to be in violation of any other provision of this Section 2.2;

(e) (i) seek election to or seek to place a representative on the board of directors of the other party; or (ii) call or seek to have called any meeting of the stockholders of the other party other than by participating as a director of the other party in calling, or seeking to have called, meetings of stockholders generally;

(f) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, or make any statement or proposal, whether written or oral, or otherwise make any public announcement or proposal whatsoever with respect to a merger or acquisition of the other party, the sale of all or a substantial portion of the assets of the other party and its subsidiaries, the liquidation of the other party, the recapitalization of the other party or a similar business transaction with respect to the other party or take any action that might require the other party to make a public announcement with respect to any such matter, in each case otherwise than in connection with the transaction; or

(g) instigate, encourage or assist, or enter into any discussions or arrangements with, any other person to do any of the actions described in this Section 2.2.

2.3 Transfer Restrictions.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a “Transfer”), any Shares except to an Affiliate of a Stockholder so long as such Affiliate agrees, by executing a counterpart of this Agreement, to (i) hold such Shares subject to all of the provisions of this Agreement as if it were the Stockholder, and (ii) promptly transfer such Shares to the Stockholder or another Affiliate of such Stockholder if such Affiliate ceases to be an Affiliate of the Stockholder.

(b) Notwithstanding anything to the contrary in Section 2.3(a), Skandalaris shall have the right to transfer an aggregate of up to 50% of his Shares (i) to members of his Immediate Family, or (ii) to any trust for the benefit of Skandalaris or members of his Immediate Family, or (iii) for the benefit of a charitable organization that is recognized as tax exempt under Section 501(c)(3) of the Internal Revenue Code; provided that (A) Skandalaris retains all voting rights pertaining to any Shares transferred pursuant to clauses (i) and (ii) above; and (B) no more than 200,000 Shares in the aggregate (subject to adjustment for any stock split, stock dividend or similar event affecting all stockholders of the Company equally) out of such 50% of his Shares shall be transferred for the benefit of charitable organizations; and provided, further, that any member of Skandalaris’s Immediate Family, and any trustee of any trust for the benefit of Skandalaris or members of his Immediate Family, who receives Shares under this Section 2.3(b) shall agree, by executing a counterpart of this Agreement, to (x) hold such Shares subject to all of the provisions of this Agreement as if such transferee were Skandalaris, and (y), in the case of any such member of Skandalaris’s Immediate Family who receives Shares directly or indirectly under this Section 2.3(b), promptly transfer such Shares to Skandalaris if such transferee ceases to be a member of Skandalaris’s Immediate Family.

(c) Notwithstanding anything to the contrary in Section 2.3(a), if for any reason the Company’s quarterly dividend per Share (i) is suspended for two or more consecutive fiscal quarters or (ii) decreases from the current $0.08 per Share and does not increase to $0.08 or more per Share within two fiscal quarters following such decrease, then a Stockholder and its Affiliates may, subject only to the right of first refusal in Section 2.4, sell to any third party up to an aggregate number of Shares of Company Common Stock such that the proceeds of such sale, net of commissions and other out-of-pocket expenses, equals the difference between (A) the aggregate amount of the Company dividends actually received by the Stockholder and its Affiliates on their Shares of Company Common Stock in respect of such fiscal quarters and (B) the aggregate amount of Company dividends that such Stockholder and its Affiliates would have received on their Shares of Company Common Stock in respect of such fiscal quarters if the Company had paid a dividend of $0.08 per Share on the Company Common Stock in respect of each such fiscal quarter.

(d) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, either Stockholder shall be entitled to Transfer all or any portion of its Shares to any Person, for cash, without restriction under this Agreement other than the right of first refusal in Section 2.4.

2.4 Right of First Refusal for Private Transfers.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any Transfer of Shares in a private Transfer to an identified transferee (other than a Transfer pursuant to Section 2.3(a) or 2.3(b)), the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the Transfer, whether directly or through its Affiliate (the “Transferor”), shall give prior written notice of such intention (the “Transfer Notice”) to the other Stockholder (the “Recipient”), specifying the name of the proposed purchaser or transferee, the number of Shares proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

(ii) The Recipient shall have the right, exercisable by written notice (the “Response Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Transfer Notice, to purchase all but not less than all of the Shares specified in such Transfer Notice for the price per Share specified in the Transfer Notice; provided that if there is no price per Share specified in the Transfer notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Transfer Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent.

(iii) In the event that the consideration offered by a proposed transferee is other than cash, the Recipient shall be entitled, but not obligated, to substitute the cash equivalent of such consideration. The cash equivalent of such consideration shall be determined as follows and the Transfer Notice described in Section 2.4(a)(i) above shall not be deemed to have been received for purposes of the starting of the time periods during which the Recipient may exercise its option to purchase the Shares proposed to be transferred until it states such “cash equivalent”. Within ten business days following the date the Transfer

Notice stating price and terms of consideration other than cash is deemed given, the Transferor and the Recipient shall in good faith determine the cash equivalent fair market value of the consideration offered. In the event they are unable to agree upon such cash equivalent fair market value, they shall select an independent appraiser to make a bona fide determination of the cash equivalent fair market value of the consideration. In the event the Transferor and the Recipient are unable to agree upon an independent appraiser within five calendar days, the Recipient and the Transferor shall each choose an independent appraiser to make a bona fide determination of the cash equivalent fair market value. Each appraiser shall submit his or her appraisal including the premises upon which it was based to the Transferor and to the Recipient within fifteen calendar days of appointment and, if the two bona fide appraisals are in substantial agreement, the appraised cash equivalent fair market value of the consideration offered shall be determined by averaging the two appraisals. For purposes hereof, “substantial agreement” shall mean the difference between the appraisals is equal to or less than ten percent of the higher estimate. If the two appraisals are not in substantial agreement, the two appraisers shall appoint a third appraiser within five business days after the date of the later of their reports. In the event the two appraisers cannot agree on a third, common appraiser, the two appraisers shall cause the regional office of the American Arbitration Association for Delaware to select the third appraiser. The third appraiser shall make a bona fide determination of the cash equivalent fair market value of the consideration offered and submit a written appraisal including the premises upon which it was based within fifteen calendar days following his or her appointment. The cash equivalent shall then be valued as determined by the third appraisal. The Recipient shall bear the cost of the appraiser selected by it, and the Transferor shall bear the cost of the appraiser selected by it. If a third appraiser is necessary, the fees of such appraiser shall be borne equally by the Recipient and the Transferor.

(iv) If the Recipient exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within 60 calendar days after the Recipient gives the Response Notice to the Transferor or, if later, within five business days after the Recipient gives the Response Notice following the determination of the Fair Market Value of any non-cash consideration. Upon exercise of this right of first refusal, the Transferor and the Recipient shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(v) If the Recipient does not exercise its right of first refusal hereunder within the time specified for such exercise in subparagraph (ii) above, the Transferor shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to Transfer or tender for Transfer the Shares specified in the Transfer Notice to the proposed purchaser or transferee specified in the Transfer Notice and on terms identical to the terms specified in the Transfer Notice.

(b) The Recipient may assign its right to acquire Shares under Section 2.4(a) to any of its Affiliates; provided, that the Recipient shall remain liable for the timely performance by such assignee of all obligations under this Section 2.4.

(c) The first refusal rights in this Section 2.4 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under this Section 2.4 and Section 2.5 (Right of First Refusal for Open Market Sales) (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.5 Right of First Refusal for Open Market Sales.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any sale of Shares on a securities exchange, the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the open market sale, whether directly or through its Affiliate (the “Seller”), shall give prior written notice of such intention (the “Market Sale Notice”) to the other Stockholder (the “Offeree”), specifying the number of Shares proposed to be the subject of such sale and the proposed price therefor.

(ii) The Offeree shall have the right, exercisable by written notice (the “Exercise Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Market Sale Notice, (A) to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at the price per Share specified in the Market Sale Notice; provided that if there is no price per Share specified in the Market Sale Notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Market Sale Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent; or (B) to offer to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at a price per Share specified in the Exercise Notice (a “Counter Offer”), which offer shall remain open for the period of 90 calendar days following the date of the Exercise Notice (the “Counter Offer Period”).

(iii) If the Offeree exercises its right of first refusal at the price specified in the Market Sale Notice, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place as soon as practicable but no later than 10 calendar days after the Offeree gives the Exercise Notice to the Seller.

(iv) If the Offeree makes a Counter Offer, then during the Counter Offer Period, (A) the Seller shall be free to sell on the open market, at any price greater than the Counter Offer, up to the number of Shares specified in the Market Sale Notice, and (B) the Seller may by written notice accept the Counter Offer with respect to any Shares specified in the Market Sale Notice and not sold at a greater price pursuant to the preceding clause (A). The closing of the purchase of any Shares pursuant to a Counter Offer shall take place as soon as practicable but no later than 10 calendar days after the Seller accepts the Counter Offer with respect to such Shares.

(v) If the Offeree does not exercise its right of first refusal hereunder or make a Counter Offer within the time specified for such exercise in subparagraph (ii) above, the Seller shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to sell the Shares specified in the Market Sale Notice on a securities exchange, in one or a series of transactions, at the market prices in effect at the time of each such sale.

(vi) Upon exercise of a right of first refusal or the acceptance of any Counter Offer under this Section 2.5, the Seller and the Offeree shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(b) The Offeree may assign its right to acquire Shares under Section 2.5(a) to any of its Affiliates; provided, that the Offeree shall remain liable for the timely performance by such assignee of all obligations of the Offeree under this Section 2.5.

(c) The first refusal rights in this Section 2.5 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under Section 2.4 (Right of First Refusal for Private Transfers) and this Section 2.5 (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.6 Extension of Arcelor Rights of First Refusal. Notwithstanding anything to the contrary in Section 2.4 (Right of First Refusal for Private Transfers) or Section 2.5 (Right of First Refusal for Open Market Sales), Arcelor’s first refusal rights with respect to purchases of Shares held by Skandalaris and his Affiliates under Sections 2.4 and 2.5 shall continue in full force and effect, and shall survive the Term, until the earlier of (a) such time as Skandalaris and his Affiliates do not Beneficially Own any shares of Voting Stock or (b) such time as Arcelor and its Affiliates do not Beneficially Own any shares of Voting Stock.

2.7 Put and Call Option Upon Death or Disability of Skandalaris.

(a) For a period of 180 calendar days following the death or Disability of Skandalaris, the executor or personal representative of Skandalaris and the trustees of any trust for the benefit of Skandalaris or members of his Immediate Family holding any Shares (the “Skandalaris Transferees”) shall have the collective right and option (the “Put Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by the Skandalaris Transferees to Arcelor for a price equal to the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the day prior to the death or prior to the onset of the condition constituting Disability of Skandalaris, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent (the “Average Price”). In any exercise notice with respect to the Put Option, the signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of Skandalaris’s death or Disability. For purposes of calculating when the 180-day put period starts in connection with a Disability, it shall be the earlier of: (a) the date a physician releases his or her determination of Disability; or (b) the date that is the 90th day that Skandalaris is unable to perform his normal duties as a director and chairman of the Board of Directors of the Company.

(b) If the Put Option expires without being exercised by the Skandalaris Transferees, Arcelor shall have the right and option (the “Call Option”), exercisable within 180 calendar days after expiration of the Put Option by written notice to the executor or personal representative of Skandalaris and any other Skandalaris Transferees of whom Arcelor has received notice, to purchase all, but not less than all, of the Shares held by the Skandalaris Transferees, at a price per Share equal to the Average Price.

(c) Arcelor shall purchase, and the Skandalaris Transferees shall sell, all of the Shares for which the Put Option or the Call Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares previously held by Skandalaris endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay the Skandalaris Transferees the Average Price per Share, in cash. If any party asserts to the others that the Put Option or the Call Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Put Option or the Call Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

2.8 Tag-Along Right of Skandalaris.

(a) If Arcelor and its Affiliates collectively propose to sell 1,000,000 or more Shares in any single transaction or series of related transactions to any Person, then Arcelor shall not consummate or enter into any agreement to consummate such sale unless the proposed purchaser offers to purchase from Skandalaris and his Affiliates, collectively, their proportionate share of the Shares to be sold at the same price and on the same other terms as such Person offered to purchase such Shares from Arcelor and its Affiliates (the “Tag-Along Right”). The aggregate number of Shares that Skandalaris and his Affiliates shall have the right to sell pursuant to the Tag-Along Right shall equal (i) the aggregate number of Shares to be sold to the proposed purchaser in such transaction or series of related transactions, multiplied by (ii) a fraction, the numerator of which equals the aggregate number of Shares then held by Skandalaris and his Affiliates and the denominator of which equals the aggregate number of shares then held by Arcelor, Skandalaris and their respective Affiliates.

(b) Prior to any sale subject to the Tag-Along Right, Arcelor shall notify Skandalaris in writing of such proposed sale, including a copy of the documentation relating to such sale, and setting forth (i) the number of Shares that Arcelor and its Affiliates propose to sell; (ii) the name and address of the third party purchaser, if known; and (iii) the material terms of such sale, including the amount of consideration (and the value of any non-cash consideration) to be received for the Shares. Within 10 calendar days after receiving the foregoing notice, Skandalaris may elect to exercise his Tag-Along Right by delivering written notice to Arcelor of his election to participate in the sale of the Shares being offered for sale. If Skandalaris fails to provide such notice within the foregoing 10-day period, then Arcelor and its Affiliates shall have the right to effect the proposed sale of such Shares for a period of 90 calendar days thereafter on terms not materially more favorable to Arcelor and its Affiliates than the terms and conditions as set forth in the notice of provided by Arcelor with respect to the Tag-Along Right pursuant to this Section 2.8. If such sale is not consummated in such 90-day period, or if the terms of such sale become more favorable to Arcelor and its Affiliates in any material respect, then Arcelor’s and its Affiliates’ right to sell shall terminate and the terms and conditions of the Tag-Along Right shall again be in effect.

2.9 No Restrictions on Transferees. Except as set forth in Section 2.3(a) or 2.3(b), no transferee of any Shares that are the subject of a Transfer by a Stockholder as permitted by this Article II shall be bound by the terms of this Agreement, nor shall such transferee be entitled, in any manner whatsoever, to any rights afforded to a Stockholder under this Agreement.

2.10 Non-Complying Transfers Void. Any attempted Transfer of Shares by a Stockholder, an Affiliate of a Stockholder or any other Person that is not in compliance with this Article II shall be null and void ab initio, and the Company shall not register such Transfer on its books.

ARTICLE III

QUORUM AND VOTING OBLIGATIONS

3.1 Quorum. So long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all Shares held by such Stockholder and such Affiliates may be counted for purposes of determining the presence of a quorum at such meetings.

3.2 Board of Directors; Committees.

(a) The Company covenants and agrees with the Stockholders that, at or prior to the Closing, the Company shall (i) increase the size of the Company’s Board of Directors to nine members, (ii) cause three Independent Directors to resign from the Board subject to the election of five new directors effective upon the Closing and (iii) cause such Board of Directors to elect, effective upon the Closing, (A) four new directors nominated by Arcelor, of whom only two shall be Independent Directors, and all four of whom shall be subject to Skandalaris’s approval (which shall not be unreasonably withheld or delayed) and (B) one new director nominated by Skandalaris, who shall also be an Independent Director, and who shall be subject to Arcelor’s approval (which shall not be unreasonably withheld or delayed).

(b) So long as Arcelor and its Affiliates own, directly or indirectly, at least 7,500,000, Shares then Arcelor and its Affiliates shall be entitled to nominate four directors of the Company subject to Skandalaris’s approval, which shall not be unreasonably withheld or delayed (each, an “Arcelor Designee,” and together the “Arcelor Designees”), of whom only two shall be Independent Directors. Arcelor’s right to nominate the Arcelor Designees shall be subject to the following provisions:

(i) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 7,500,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only three Arcelor Designees, two of whom shall be non-Independent Directors and one of whom shall be an Independent Director.

(ii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 5,625,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only two Arcelor Designees, one of whom shall be a non-Independent Director and one of whom shall be an Independent Director.

(iii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 3,750,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only one Arcelor Designee, who shall be an Independent Director.

(iv) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 1,875,000, then thereafter Arcelor and its Affiliates shall not be entitled to nominate any directors of the Company.

(v) The non-Independent Directors nominated by Arcelor shall be those who are designated as such by Arcelor at the time of their nomination by Arcelor; even if they would qualify as Independent Directors as defined in this Agreement, they shall be treated as non-Independent Directors for all purposes of this Agreement.

(c) So long as Skandalaris or any of the Skandalaris Transferees own, and Skandalaris has the right to vote, at least one-half of the number of Shares which they owned and he had the right to vote immediately following the Closing, then they shall have the right to nominate one director subject to Arcelor’s approval, which shall not be unreasonably withheld or delayed (the “Skandalaris Designee”), who shall be an Independent Director. Skandalaris’s right to nominate the Skandalaris Designee shall be subject to the following provisions:

(i) If, by sale or other transfer, the total number of Shares that Skandalaris and the Skandalaris Transferees own and he has the right to vote is reduced to less than one-half of the number of Shares that they own and he has had the right to vote immediately following the Closing, then thereafter Skandalaris and the Skandalaris Transferees shall not be entitled to nominate any director of the Company.

(ii) Even if Skandalaris would qualify as an Independent Director as defined in this Agreement, he shall be treated as a non-Independent Director for all purposes of this Agreement.

(d) The committees of the Company’s Board of Directors shall consist of an audit committee, a compensation committee and a nominating and governance committee (collectively, the “Independent Board Committees”), each of which shall be comprised of three Independent Directors, and an executive committee, which shall be comprised of four directors. From and after the Closing,

(i) one of the Arcelor Designees, if there are any, shall be a member of each Independent Board Committee; (ii) the Skandalaris Designee, if there is one, shall be a member of each Independent Board Committee; (iii) the remaining members of each Independent Board Committee shall be selected by a majority of all Independent Directors from among the Independent Directors who are neither Arcelor Designees nor the Skandalaris Designee; (iv) Skandalaris shall be a member and the Chairman of the executive committee; (v) the Skandalaris Designee, if there is one, or any other director selected by Skandalaris, shall be a member of the executive committee; (vi) two Arcelor Designees (or such lesser number as has then been designated) shall be members of the executive committee; and (vii) the remaining members of the executive committee, if any are needed, shall be selected by the entire Board of Directors. All nominations made by the nominating and governance committee shall require the unanimous approval of the three members of that committee; provided that, if the members of the nominating and governance committee do not reach a unanimous decision as to any particular nominee, then such nomination shall be made by a majority of all Independent Directors.

(e) So long as Arcelor and its Affiliates have the right to nominate at least one Arcelor Designee to the Board of Directors of the Company:

(i) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take such action as may be required so that all Shares held by Skandalaris and the Skandalaris Transferees are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of any and all Arcelor Designees to serve on the Board of Directors of the Company and (B) should Arcelor so request, the removal of any of the Arcelor Designees;

(ii) In the event a seat on the Board of Directors of the Company previously filled by an Arcelor Designee (the “Arcelor Departing Designee”) becomes vacant for any reason (including, but not limited to, such Arcelor Departing Designee’s death, disqualification, retirement or removal), Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, so that such vacancy is filled by an individual designated by Arcelor (the “Arcelor Vacancy Designee”);

(iii) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause an Arcelor Designee to be elected to serve as Vice Chairman of the Board of Directors of the Company; and

(iv) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause at least one Arcelor Designee to sit on each committee of the Board of Directors of the Company, including the Company’s audit committee, compensation committee, governance committee and executive committee.

(f) So long as Skandalaris and the Skandalaris Transferees have the right to nominate the Skandalaris Designee to the Board of Directors of the Company:

(i) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take such action as may be required so that all Shares held by Arcelor and its Affiliates are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of the Skandalaris Designee to serve on the Board of Directors of the Company and (b) should Skandalaris so request, the removal of the Skandalaris Designee;

(ii) In the event a seat on the Board of Directors of the Company previously filled by the Skandalaris Designee (the “Skandalaris Departing Designee”) becomes vacant for any reason (including, but not limited to, such Skandalaris Departing Designee’s death, disqualification, retirement, or removal), Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company so that such vacancy is filled by an individual designated by Skandalaris and the Skandalaris Transferees (the “Skandalaris Vacancy Designee”); and

(iii) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause the Skandalaris Designee to sit on each Independent Board Committee and to cause the Skandalaris Designee or such other director as may be selected by Skandalaris to sit on the executive committee of the Board of Directors of the Company.

(g) If Arcelor is unable to sell the Powerlasers business and assets of Dofasco to the Company, then, for as long as Arcelor still has a direct or indirect interest in the Powerlasers business, Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company to ensure that the two non-independent Arcelor Designees (i) shall not receive in any form any Non-Public Competitively Sensitive Information (as that term is defined below) regarding the Company’s laser-welded blanks business, (ii) shall not disclose in any form any Non-Public Competitively Sensitive Information (as defined below) regarding the Powerlasers laser-welded blanks business to any Person employed by or otherwise affiliated with the Company, and (iii) shall not serve as a director of the Company at the same time as such person serves as a director or officer of Powerlasers or Dofasco. “Non-Public Competitively Sensitive Information” shall be defined exclusively to include: (A) any information related to the pricing of laser-welded blanks products, (B) information related to the costs of production of any specific laser-welded blanks products, (C) the price and non-price competitive terms of any contracts or proposed contracts with any specific laser-welded blanks customer or prospective customer, (D) information related to any non-public competitively-sensitive technology or research and development related to the laser-welded blanks business and (E) information related to any non-public competitive strategies related to the laser-welded blanks business. Once Arcelor disposes of its entire interest in the Powerlasers business, Arcelor and its Affiliates shall no longer be bound by this Section 3.2(d).

(h) Without limiting the obligations of the Stockholders and their Affiliates under this Article III, each Stockholder and any of such Stockholder’s Affiliates that hold Shares shall, and each Stockholder shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company (i) to maintain the size of the Board of Directors of the Company at nine, (ii) to cause the Board of Directors of the Company, its committees, and the officers of the Company to be as contemplated by this Section 3.2, including, without limitation, to cause the removal of any Arcelor Designee or Skandalaris Designee who has taken any action or threatened or indicated an intention to take any action, that would be inconsistent with this Article III, and (iii) to amend the bylaws of the Company to create the office of vice chairman, to provide that the Chief Executive Officer of the Company shall at all times be nominated to serve as a director of the Company and otherwise to perfect the arrangements agreed upon by the parties in this Section 3.2.

(i) To the fullest extent permitted by law, the Company shall use its best efforts to maintain the size and composition of the Board of the Directors of the Company, its committees, and the officers of the Company as contemplated by this Section 3.2.

3.3 Strategic Matters; Major Decisions.

(a) During the Term, the Stockholders and their Affiliates that hold Shares shall, and the Stockholders shall cause their respective Affiliates to, use their diligent efforts in good faith to reach mutual agreement with respect to all Strategic Matters involving the Company and its subsidiaries and to vote their respective Shares accordingly.

(b) Subject to Section 3.3(c), during the Term, neither the Company nor any subsidiary thereof shall take any of the following actions (“Strategic Matters”), in each case without the prior approval of Arcelor, so long as Arcelor and its Affiliates directly or indirectly own, or control the voting of, at least 3,750,000 Shares, and Skandalaris, so long as Skandalaris directly or indirectly owns, or controls the voting of, 1,468,757 Shares.

(i) any amendment of the certificate of incorporation or bylaws of the Company or any subsidiary thereof;

(ii) any liquidation or dissolution of the Company or any subsidiary thereof;

(iii) any acquisition, in a single transaction or group of related transactions, whether by merger, consolidation, purchase of stock or assets or other business combination, (A) involving an Equity Issuance (as defined below) by the Company or any subsidiary thereof, or (B) involving any business or assets having an enterprise value (including assumed funded debt) in excess of $25,000,000 and not having steel as a primary raw material or not involving Noble’s then existing technology;

(iv) any sale or disposition, in a single transaction or group of related transactions, whether by merger, consolidation, sale of stock or assets or other business combination, of any business or assets (A) having a value in excess of 50% of the consolidated assets of the Company and its subsidiaries or (B) likely to have a material impact on the Company’s laser-welded blanks business;

(v) any incurrence or issuance of additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) and obligations under letters of credit or similar credit transactions) in a single transaction or group of related transactions, any entry into a guaranty, or any engagement in any other financing arrangement having a value which, in each case, when added to all other outstanding indebtedness of the Company, would result in a ratio of such total indebtedness to Pro Forma EBITDA of greater than 3.5 to 1;

(vi) any increase in the number of shares of the authorized or issued capital stock of the Company or any subsidiary thereof or issuance or grant of any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any subsidiary thereof, or of any securities convertible into shares of such stock (each, an “Equity Issuance”), or any split, combination or reclassification of any shares of the capital stock of the Company or any subsidiary thereof or any declaration, set aside or payment of any extraordinary dividend, other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any subsidiary thereof, or any redemption or other acquisition of any shares of such capital stock, other than (A) between the Company and any wholly-owned subsidiary of the Company or (B) to directors or employees of the Company in connection with any employee benefit plan approved by the stockholders of the Company, or (C), in the case of an Equity Issuance, to the seller as purchase consideration in an acquisition to which the Stockholders have given their approval pursuant to Section 3.3(b)(iii), unless (x) each Stockholder receives a right to participate in the Equity Issuance, on the same terms as other participants, up to such Stockholder’s then aggregate beneficial ownership percentage in the Company and (y), if such Stockholder elects not to participate, then each percentage ownership threshold that the Stockholder is required to have in order to maintain such Stockholder’s rights under the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) shall be proportionately decreased by multiplying such ownership percentage by a fraction, the numerator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis before such Equity Issuance and the denominator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis after such Equity Issuance;

(vii) pursuant to or within the meaning of any bankruptcy law, (A) any commencement of a voluntary case, (B) any consent to the entry of an order for relief against it in an involuntary case, (C) any consent to the appointment of a custodian of it or for all or substantially all of its property, or (D) any general assignment for the benefit of its creditors;

(viii) any transaction with Affiliates involving more than $10,000,000, unless such transaction is demonstrated to be on commercially reasonable, arm’s-length terms;

(ix) any adoption of a “poison pill” or other similar stockholders’ rights plan;

(x) any entry by the Company or any subsidiary thereof into a new business (A) involving an Equity Issuance by the Company or any subsidiary thereof, other than an Equity Issuance between the Company and any wholly-owned subsidiary of the Company, or (B) involving an investment by the Company of more than $25,000,000 (including funded debt) and not involving a business having steel as a primary raw material or involving the Company’s then existing technology; or

(xi) any other fundamental strategic action concerning the Company, including the sales policy or practice of the Company or any subsidiary thereof for the European TBA Business and/or of Arcelor Auto S.A., in its capacity as sales representative for the European TBA Business.

(c) The Stockholders’ approval or disapproval of Strategic Matters under Section 3.3(b) shall be subject to the following:

(i) Before submitting any Strategic Matter for consideration of or decision by the Board of Directors, management of the Company (A) shall present to the Stockholders a written description of such Strategic Matter in reasonable detail and (B) shall provide to each Stockholder such additional information regarding the Strategic Matter as either Stockholder may reasonably request.

(ii) If both Stockholders approve the Strategic Matter in writing, then management of the Company shall cause such Strategic Matter to be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have approved such Strategic Matter for all purposes of this Agreement.

(iii) If both Stockholders disapprove of the Strategic Matter in writing, then such Strategic Matter shall not be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have disapproved such Strategic Matter for all purposes of this Agreement.

(iv) If after good faith consultation continuing for a period of not less than 30 calendar days after presentation of such Strategic Matter to the Stockholders, the Stockholders fail to agree whether to approve or disapprove the Strategic Matter, then (A) Skandalaris shall have a Sale Option and, if applicable, Arcelor shall have a Purchase Option, in accordance with Section 3.5, and (B) upon expiration without exercise of such Sale Option and any such Purchase Option, the rights and obligations of the parties under Section 2.1 (Stockholder’s Standstill Obligations) and Section 2.2 (Company and Arcelor Standstill Obligations) shall terminate; provided that, upon such event, each Stockholder shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

(d) Except by mutual agreement by both Stockholders, so long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, (i) take such action as may be required so that all Shares held by such Stockholder and such Stockholder’s Affiliates are voted against, or cast against (or in the case of stockholder action by written consent, the holders of such Shares do not consent to) the amendment, repeal, or adoption of any provision inconsistent with Article III of the bylaws of the Company or any similar provisions and (ii) take any such action as may be permissible in their capacities as stockholders of the Company to ensure that the Company does not amend, repeal or adopt any provision inconsistent with Article III of the bylaws of the Company or any similar provisions.

3.4 Limitation. Except as provided in Sections 3.2 and 3.3, nothing in this Agreement shall preclude a Stockholder or any of its Affiliates from voting shares of Voting Stock which it Beneficially Owns in such manner as such Stockholder or Affiliate determines, in its sole discretion, on any matter presented to the holders of Voting Stock for a vote, consent or other approval.

3.5 Sale and Purchase Option Upon Skandalaris Removal or Disagreement on Strategic Matters.

(a) For a period of 30 calendar days following the earliest of (i) a failure to include Skandalaris as a nominee for election as director of the Company (for any reason other than his stated refusal to serve if elected) in connection with the nomination of directors generally for submission to a vote of the stockholders of the Company; (ii) a failure of the stockholders of the Company to elect Skandalaris in any such election, (iii) a failure of the Board of Directors to maintain Skandalaris in the position of Chairman of the Board of the Company (for any reason other than his resignation or stated unwillingness to continue to serve in such position), (iv) a removal of Skandalaris from the Board of Directors of the Company or from the position of Chairman of the Board of the Company or (v) a failure of the Stockholders to agree with respect to any Strategic Matter in accordance with Section 3.3(c) (each, a “Trigger Event”), Skandalaris and the Skandalaris Transferees shall have the collective right and option (the “Sale Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees to Arcelor for a price equal to the higher of (A) $18.00 or (B) the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the applicable Trigger Event (the “Sale Price”). In any exercise notice with respect to the Sale Option, Skandalaris and the other signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of the Trigger Event.

(b) If the Sale Option expires without being exercised by Skandalaris and the Skandalaris Transferees, Arcelor shall have the right and option (the “Purchase Option”), exercisable within 30 calendar days after expiration of the Sale Option by written notice to Skandalaris, to purchase all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees, at a price per Share equal to the Sale Price.

(c) Arcelor shall purchase, and Skandalaris and the Skandalaris Transferees shall sell, all of the Shares for which the Sale Option or the Purchase Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, Skandalaris and the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares held by them, endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay Skandalaris and the Skandalaris Transferees the Sale Price per Share, in cash. If any party asserts to the others that the Sale Option or the Purchase Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Sale Option or the Purchase Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

3.6 Rights Upon Skandalaris Resignation. Upon Skandalaris’s voluntary resignation from the Board of Directors of the Company or his stated refusal to serve if elected as a director of the Company, the restrictions on disposition of Shares by Skandalaris and the Skandalaris Transferees under Section 2.1(e) and the restrictions on Transfer of Shares by Skandalaris and the Skandalaris Transferees under Section 2.3(a) shall terminate; provided that, upon either such event, Arcelor shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

ARTICLE IV

NON-COMPETITION

4.1 Skandalaris Non-Compete. Until the fifth anniversary of the date hereof, Skandalaris shall not invest in, be employed by, or otherwise engage or participate in a laser-welded blanks business other than through the Company, anywhere in the world.

4.2 Equitable Remedies. The parties acknowledge that any violation of this Article IV may cause irreparable harm to the other parties for which such other parties would not have an adequate remedy at law. Therefore, in the event of any such violation, the parties agree that, in addition to their other remedies, the parties hereto not in violation shall be entitled to seek temporary restraining order and preliminary and permanent injunctions to enjoin any violation of these terms by Arcelor or Skandalaris.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement, other than Section 2.6, shall terminate upon expiration of the Term. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; and provided, further, that Section 2.6 and the provisions referred to therein shall survive such terminate to the extent set forth in such Section 2.6.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

5.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any Shares held by the other Stockholder. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder that is the Beneficial Owner thereof, and the other Stockholder shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as expressly provided herein.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Arcelor to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

(b)	if to Skandalaris to:

Robert J. Skandalaris

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

Fax: 248-220-2038

Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

(c)	if to the Company to:

Noble International Ltd.

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, 48304

Fax: (248) 220-2039

Attention: Michael C. Azar, Secretary

Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

5.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.6 Governing Law; Submission to Jurisdiction. The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

5.7 Calculation of Number of Shares. For all purposes of this Agreement, the number of Shares required to be owned by a Stockholder and its Affiliates in order to have certain rights or be subject to certain obligations shall be adjusted for all stock splits, stock dividends or similar events affecting all stockholders of the Company equally which may occur after the date hereof.

5.8 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such waiver, discharge or termination is sought.

5.10 Enforcement. Each Stockholder and the Company agree that irreparable damage would occur to the other Stockholder in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that either Stockholder shall be entitled to seek specific performance of the terms hereof or injunction against breach thereof, in addition to any other remedy to which such Stockholder is entitled at law or in equity. Each Stockholder and the Company further agree to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

5.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

5.14 Stockholder Capacity. No Stockholder or Affiliate of the undersigned Stockholders who is, or becomes during the term of this Agreement, a director of the Company, makes (or shall be deemed to have made) any agreement or understanding in this Agreement, including, without limitation, Article III, in his or her capacity as a director of the Company.

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Execution

IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Stockholder Agreement as of the day and year first above written.

NOBLE INTERNATIONAL, LTD.

By:	/s/ Thomas L. Saeli
Name:	Thomas L. Saeli
Title:	Chief Executive Officer

ARCELOR S.A.

By:	/s/ Hans Kerkhoven
Name:	Hans Kerkhoven
Title:	Attorney-in-fact

By:	/s/ Guillaume Vercaemer
Name:	Guillaume Vercaemer
Title:	Attorney-in-fact

/s/ Robert J. Skandalaris
ROBERT J. SKANDALARIS